Exhibit 10.14

Atlantic Union Bankshares Corporation

Management Incentive Plan

This document (the “Incentive Document”), together with the Atlantic Union Bankshares Corporation Incentive Plan Terms and Conditions (“T&C”) which are incorporated herein by reference, sets forth the Atlantic Union Bankshares Corporation Management Incentive Plan (collectively, the “Plan”).  The Plan is offered by Atlantic Union Bankshares Corporation (“Atlantic Union”), its subsidiary Atlantic Union Bank (the “Bank”), to the undersigned eligible executive (the “Participant”).

1.  Eligible Positions; Participation

Participation is limited to those executives recommended by the Chief Executive Officer (the “Plan Sponsor”) and approved by the Committee.  The Committee shall retain the discretion to include as a Participant any otherwise-eligible executive hired or promoted after the commencement of a Plan Year.

2.Basis of Incentive Compensation Awards

The Plan is a cash award plan.  The Participant’s incentive compensation award under the Plan is based on an incentive target that is approved at the beginning of the Plan Year by the Committee in its discretion.  The incentive compensation award is expressed as a percentage of the Participant’s base salary at the end of the Plan Year, and may be awarded if either or both the Atlantic Union corporate performance goals (the “Corporate Goals”) and the Participant’s individual performance goals (the “Individual Goals”) are achieved.    In no event shall a Participant receive payment under the Plan that exceeds 150% of the Participant’s base salary as of the end of the Plan Year.

3.Plan Details

The amount of an incentive compensation award that the Participant is entitled to receive under the Plan is determined based on the Participant’s incentive target and weighting, achievement of the approved performance goals and taking into account individual performance specifically attributable to each participant and reflective of their role and area of responsibility.

A.Award Targets and Weightings

Each Participant shall be assigned an incentive target, calculated as a percentage of the Participant’s base salary, which may be awarded if Atlantic Union and the Participant achieve targeted performance goals.

The incentive compensation award shall be weighted between Corporate Goals and Individual Goals.  The weightings for the two goal categories shall be recommended by the Plan Sponsor and approved by the Committee.    Threshold, target and superior achievement levels for each Corporate Goal will be recommended by the Plan Sponsor and approved by the Committee.  The payout for the threshold achievement level will be not less than 10% of the target payout, and the payout for the superior achievement level will be not more than 150% of the target payout.

 B.Corporate Goals

The Corporate Goals for the Plan Year will be recommended by the Plan Sponsor and approved by the Committee.

Atlantic Union Bankshares Corporation

Management Incentive Plan

C.Individual Goals

Individual Goals for the Plan Year will be established for the Participant in conjunction with his or her direct supervisor and approved by the Committee (or its delegee).

D.Determination of Incentive Compensation Award

Following the end of the Plan Year, the Committee will review performance against the Corporate Goals and any Individual Goals established for the Participant, certify in writing that the applicable performance goals were satisfied, and determine the amount of the incentive compensation award, if any, to be paid to each Participant under the Plan.  Notwithstanding any provision of the Plan to the contrary, in making this determination, the Committee may, in its discretion, in light of such considerations as it may deem relevant, increase or decrease an incentive compensation award to which a Participant would otherwise be entitled by such amount or percentage as the Committee deems appropriate.

Unless the Committee deems otherwise, an incentive compensation award will not be earned or paid, regardless of Corporate or Individual performance, if 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action to Atlantic Union or the Bank and where the Committee considers it imprudent to provide awards under the Plan, or 2) if after a review of the Bank’s credit quality measures the Committee considers it imprudent to provide awards under the Plan.

A sample incentive compensation award calculation is set forth on the attached Appendix A.

4.Payment of Awards

An incentive compensation award under the Plan will be calculated and paid in cash on an annual basis.  Payment of any incentive compensation award, less deferrals and applicable federal, state and local taxes, will be made as soon as practicable following the end of the Plan Year (the “Payment Date”), but in no event before certification of the Committee or later than March 15th following the end of the Plan Year.

Atlantic Union Bankshares Corporation

Management Incentive Plan

APPENDIX A

Example Incentive Award Calculation

The following illustrates a sample incentive compensation award calculation under the Plan.  This is offered for illustration only and is not a guarantee of the occurrence or amount of any incentive compensation award to any Participant.

2020 Example Payout Calculation

Assumptions		
Base Salary	$200,000	
Incentive Target	25%	$50,000
Corporate Goal Weighting	60%	$30,000
Individual Goal Weighting	40%	$20,000

Corporate Performance

			Threshold	Target	Superior			
Performance Measure	**Weight**	**Incentive Award Target**	**10%**	**100%**	**150%**	**Actual Performance**	**Payout**	**Calculation**
2020 Operating Net Income	25%	$7,500	$200,104	$219,895	$230,890	$225,393	$9,375	$7,500 * 125% = $9,375
2020 Return on Assets	20%	$6,000	1.11%	1.22%	1.30%	1.22%	$6,000	$6,000 * 100% = $6,000
2020 Return on Tangible Common Equity	30%	$9,000	14.10%	15.50%	16.30%	13.75%	$0	Below threshold = $0
2020 Efficiency Ratio	25%	$7,500	59.60%	54.70%	52.00%	57.15%	$4,125	$7,500 * 55% = $4,125
	100%	$30,000					$19,500	

Individual Performance

Assumes 100% of Goals Met	$20,000

Total Annual Incentive Payout

		% of Opportunity
Corporate	$19,500	65%
Individual	$20,000	100%
	$39,500	79%

Atlantic Union Bankshares Corporation

Management Incentive Plan

PARTICIPANT’S ACKNOWLEDGEMENT FORM

I acknowledge that I have read and understand the T&C and the Incentive Document (collectively, the Plan) described above.  I understand that the Plan is not a contract and may be revised, amended, or terminated at any time as more fully set forth above.

PARTICIPANT:

__________________________

Signature

__________________________

Print Name

__________________________

Date

Please read, sign, and return a copy of the Plan to:

Head of Total Rewards

Human Resources Department

Interoffice Location: Richmond HQ/11th Floor